Exhibit 99.1
QuinStreet Announces Acquisition of CarInsurance.com, Inc.
Extends Leadership Position in Insurance Media and Marketing Online
Foster City, CA — November 8, 2010 — QuinStreet, Inc. (NASDAQ: QNST), a leader in vertical marketing and media online, today announced the acquisition of CarInsurance.com, a prominent independent consumer website supporting auto insurance shoppers. The acquisition of CarInsurance.com extends QuinStreet’s position as the leading online vertical media company in Insurance. It provides additional, complementary capacity for QuinStreet to continue to improve insurance research and shopping for consumers, and digital marketing effectiveness for insurance carriers and agencies, on the Internet.
CarInsurance.com is one of the most visited online destinations for consumers to research auto insurance information, receive and compare quotes from leading auto insurance carriers, and connect directly with insurance carriers and agencies. CarInsurance.com has an extensive library of articles, questions and answers, insurance requirements and tips, rate and premium trends, and tools and calculators, providing consumers with the information necessary for them to make the best auto insurance decisions based on their personal circumstances.
Auto Insurance represents a large, early and growing market opportunity for QuinStreet. An estimated $4.1 billion was spent on property and casualty insurance advertising in 2009, of which only $591 million or 14% was spent online. Consumers are increasingly turning to the Internet to research and compare insurance offerings. According to the comScore 2010 Online Auto Insurance Report, 52% of consumers shopped for auto insurance online in 2009 and 38.8 million quotes were generated, a 21% increase over 2008. Advertising budgets will follow consumers online as they increasingly use the Internet to research and shop for insurance information and offerings.
“Insurance is a strong and growing vertical for QuinStreet, and we are excited to add such a premier online media property to our business,” commented Doug Valenti, QuinStreet CEO. “CarInsurance.com expands our proprietary media and traffic sources in Insurance, consistent with our strategy. It builds on our recent acquisitions of Insurance.com and Insure.com, both of which are performing well, and provides us with additional, complementary capacity to better serve consumers and clients at ever-increasing scale. This acquisition completes our near-term program to identify and acquire the best of the largest independent online organic media properties in the Insurance vertical. Our efforts now turn primarily to building these properties to provide exceptional consumer information and experiences, and to delivering great measured marketing results for our clients.”
QuinStreet purchased all outstanding shares of CarInsurance.com, Inc. and related entities for $49.7 million in cash.
Conference Call — Today at 7:00am PT
QuinStreet will host a conference call and corresponding live webcast at 7:00 a.m. PT today, Monday, November 8th, 2010. To access the conference call, dial 1-866-240-0819 for the U.S. and Canada and 1-973-200-3360 for international callers. The webcast will be available live on the investor relations section of the Company’s website at http://investor.quinstreet.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the second quarter. An audio replay of the call will also be available to investors beginning at approximately 10:00 a.m. PT on November 8, 2010 until 11:59 p.m. PT on November 15, 2010 by dialing 1-800-642-1687 in the U.S. and Canada, or 1-706-645-9291 for international callers, using passcode 23829565#. This press release is also available on the investor relations section of the Company’s website at http://investor.quinstreet.com.

About QuinStreet
QuinStreet, Inc. (NASDAQ: QNST) is a leader in vertical marketing and media online. QuinStreet is headquartered in Foster City, CA. For more information, please visit www.quinstreet.com.
Legal Notice Regarding Forward Looking Statements
This press release and its attachments contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Words such as “will,” “believe,” “intend,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include the quotations from management in this press release, as well as any statements regarding the Company’s anticipated financial results and strategic and operational plans. The Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, but are not limited to: the Company’s ability to deliver an adequate rate of growth and manage such growth; the impact of changes in government regulation and industry standards; the Company’s ability to maintain and increase the number of visitors to its websites; the Company’s ability to identify and manage acquisitions; the impact of the current economic climate on the Company’s business; the Company’s ability to attract and retain qualified executives and employees; the Company’s ability to compete effectively against others in the online marketing and media industry; the impact and costs of any failure by the Company to comply with government regulations and industry standards; and costs associated with defending intellectual property infringement and other claims. More information about potential factors that could affect the Company’s business and financial results is contained in the Company’s annual report on Form 10-K filed on September 13, 2010. The Company does not intend and undertakes no duty to release publicly any updates or revisions to any forward-looking statements contained herein.
Contact Information:
Erica Abrams or Matthew Hunt
(415) 217-5864 or (415) 489-2194
erica@blueshirtgroup.com
matt@blueshirtgroup.com